Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

CBRE Global Real Estate Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares of Beneficial Interest, par value $.001 per share	Rule 457(c)	29,222,625	$6.54(1)	$191,115,968.00	$110.20	$21,060.97
Fees to Be Paid	Other	Subscription Rights to Purchase Common Shares(2)	--
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$191,115,968.00		$21,060.97
	Total Fees Previously Paid							$21,500.00
	Total Fee Offsets							$21,060.97
	Net Fee Due							($439.03)

(1)	Based on the average of the high and low prices for the Trust’s Common Shares as reported on the New York Stock Exchange, Inc. on February 22, 2023.

(2)	No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of subscription rights to purchase Common Shares, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement.